As filed with the U.S. Securities and Exchange Commission on May 25, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Iterum Therapeutics plc

(Exact name of Registrant as specified in its charter)

Ireland	98-1283148
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Block 2 Floor 3, Harcourt Centre,

Harcourt Street,

Dublin 2,

Ireland

(Address of principal executive offices) (Zip code)

Iterum Therapeutics plc 2015 Equity Incentive Plan

Iterum Therapeutics plc 2018 Equity Incentive Plan

(Full title of the plan)

Corey Fishman

President and Chief Executive Officer

200 South Wacker Dr., Suite 650

Chicago, IL 60606

(312) 778-6070

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Charles S. Kim

Alan D. Hambelton

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

(858) 550-6049

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $0.01 per share
– 2018 Equity Incentive Plan	1,018,459(2)(3)	$13.00(5)	$13,239,967	$1,648
– 2015 Equity Incentive Plan	248,128(4)	$3.31(6)	$821,304	$103
Total	1,266,587		$14,061,271	$1,751

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of Registrant (“Ordinary Shares”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of Registrant’s outstanding Ordinary Shares.
(2)	Represents Ordinary Shares reserved for future issuance under the Registrant’s 2018 Equity Incentive Plan (the “2018 EIP”) and reserved for issuance pursuant to share awards outstanding under the 2018 EIP as of the date of this Registration Statement. Pursuant to the terms of the 2018 EIP, any shares subject to outstanding awards originally granted under the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”), that expire or terminate, or are forfeited, for any reason prior to exercise or settlement shall become available for issuance pursuant to share awards granted under the 2018 EIP, subject to certain limitations.
(3)	Upon board or committee approval, the number of shares reserved for issuance under the 2018 EIP will increase on January 1st each year, starting on January 1, 2019 and continuing through January 1, 2028, by the lesser of (a) four percent (4%) of the total number of shares of the Registrant’s share capital outstanding on December 31st of the immediately preceding calendar year and (b) a number determined by the Registrant’s board of directors.
(4)	Represents Ordinary Shares reserved for issuance pursuant to awards outstanding under the 2015 Plan as of the date of this Registration Statement.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of (a) the weighted-average exercise price for outstanding options granted pursuant to the 2018 EIP as of the date of this Registration Statement and (b) the initial public offering price of $13.00 per Ordinary Share as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-224582) declared effective on May 24, 2018 (the “Initial Public Offering Price”) with respect to the balance of shares to be registered pursuant to the 2018 EIP. The chart below details the calculations of the registration fee:

Securities	Number of Ordinary Shares	Offering Price Per Share	Aggregate Offering Price/ Registration Fee
Ordinary Shares, par value $0.01 per share, issuable upon the exercise of outstanding options granted under the 2018 EIP	440,349	$13.00(5)(a)	$5,724,537
Ordinary Shares, par value $0.01 per share, reserved for future grant under the 2018 EIP	578,110	$13.00(5)(b)	$7,515,430

Proposed Maximum Aggregate Offering Price:			$13,239,967

Registration Fee:			$1,648
(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Iterum Therapeutics plc (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)    The Registrant’s prospectus filed on May 25, 2018 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (File No. 333-224582), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)    The description of the Registrant’s ordinary shares which is contained in the Registrant’s registration statement on Form 8-A filed on May 21, 2018 (File No. 001-38503) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)    All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form S-1 (File No. 333-224582).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by Irish law, the Registrant’s Articles of Association will confer an indemnity on its directors and officers. However, this indemnity is limited by the Irish Companies Act, which prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its articles of association or any contract between the company and the director or corporate secretary. This restriction does not apply to the Registrant’s executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Act.

The Registrant’s Articles of Association will also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

The Registrant is permitted under its Articles of Association and the Irish Companies Act to purchase directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers, employees and agents.

Additionally, the Registrant has entered into agreements to indemnify its directors and executive officers to the maximum extent allowed under Irish law.

In addition, one of the Registrant’s Delaware subsidiaries has entered into indemnification agreements with each of the Registrant’s directors and executive officers whereby the subsidiary has agreed to indemnify the Registrant’s directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant has in place insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1(1)	Constitution, as currently in effect.

4.2(2)	Form of Constitution (including the Articles of Association), to be effective upon the closing of the Registrant’s initial public offering.

5.1	Opinion of A&L Goodbody.

23.1	Consent of KPMG, Independent Registered Public Accounting Firm.

23.2	Consent of A&L Goodbody (included in Exhibit 5.1).

24.1	Power of Attorney (see signature page hereto).

99.1(3)	2015 Equity Incentive Plan.

99.2(4)	Forms of U.S. Stock Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2015 Equity Incentive Plan.

99.3(5)	Forms of Irish Stock Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2015 Equity Incentive Plan.

99.4(6)	2018 Equity Incentive Plan.

99.5(7)	Forms of U.S. Stock Option Terms and Conditions and Stock Option Grant Notice under the 2018 Equity Incentive Plan.

99.6(8)	Forms of International Stock Option Terms and Conditions and Stock Option Grant Notice under the 2018 Equity Incentive Plan.

99.7(9)	Form of Restricted Share Unit Award Agreement under the 2018 Equity Incentive Plan.

(1)	Previously filed as Exhibit 3.1 to Amendment No. 2 to the Registrant’s registration statement on Form S-1 (File No. 333-224582), filed with the Commission on May 16, 2018, and incorporated by reference herein.
(2)	Previously filed as Exhibit 3.2 to Amendment No. 2 to the Registrant’s registration statement on Form S-1 (File No. 333-224582), filed with the Commission on May 16, 2018, and incorporated by reference herein.
(3)	Previously filed as Exhibit 10.3 to the Registrant’s registration statement on Form S-1 (File No. 333-224582), filed with the Commission on May 1, 2018, and incorporated by reference herein.
(4)	Previously filed as Exhibit 10.4 to the Registrant’s registration statement on Form S-1 (File No. 333-224582), filed with the Commission on May 1, 2018, and incorporated by reference herein.
(5)	Previously filed as Exhibit 10.5 to the Registrant’s registration statement on Form S-1 (File No. 333-224582), filed with the Commission on May 1, 2018, and incorporated by reference herein.
(6)	Previously filed as Exhibit 10.6 to Amendment No. 2 to the Registrant’s registration statement on Form S-1 (File No. 333-224582), filed with the Commission on May 16, 2018, and incorporated by reference herein.
(7)	Previously filed as Exhibit 10.7 to the Registrant’s registration statement on Form S-1 (File No. 333-224582), filed with the Commission on May 1, 2018, and incorporated by reference herein.
(8)	Previously filed as Exhibit 10.8 to the Registrant’s registration statement on Form S-1 (File No. 333-224582), filed with the Commission on May 1, 2018, and incorporated by reference herein.
(9)	Previously filed as Exhibit 10.9 to the Registrant’s registration statement on Form S-1 (File No. 333-224582), filed with the Commission on May 1, 2018, and incorporated by reference herein.

ITEM 9.	UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 25th day of May, 2018.

ITERUM THERAPEUTICS PLC

By:	/s/ Corey N. Fishman
Corey N. Fishman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitute and appoint Corey N. Fishman and Judith M. Matthews, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Corey N. Fishman Corey N. Fishman	President, Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2018

/s/ Judith M. Matthews Judith M. Matthews	Chief Financial Officer (Principal Financial Accounting Officer)	May 25, 2018

/s/ Paul R. Edick Paul R. Edick	Chairman of the Board of Directors	May 25, 2018

/s/ Brenton K. Ahrens Brenton K. Ahrens	Director	May 25, 2018

/s/ Mark Chin Mark Chin	Director	May 25, 2018

/s/ James I. Healy James I. Healy, M.D., Ph.D.	Director	May 25, 2018

/s/ Patrick J. Heron Patrick J. Heron	Director	May 25, 2018

Signature	Title	Date

/s/ Ronald M. Hunt Ronald M. Hunt	Director	May 25, 2018

/s/ David G. Kelly David G. Kelly	Director	May 25, 2018

/s/ Shahzad Malik Shahzad Malik, M.D.	Director	May 25, 2018